Exhibit 10.4

DIRECTORS SERVICE AGREEMENT.

B E T W E E N:

FRODE BOTNEVIK.
of the City of Oslo
in Norway
(hereinafter referred to as the “Director”)

and

ENHANCE SKIN PRODUCTS INC.
a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

WHEREAS the Director has served as an independent Director of the Corporation since August 18, 2008;

AND WHEREAS Corporation and Vis Vires Group Inc. are parties to a Convertible Promissory Note dated June 19, 2015 (“The Vis Vires Promissory Note”) and a Securities Purchase Agreement dated June 19, 2015 (“The Vis Vires Securities Purchase Agreement”);

AND WHEREAS the parties hereto wish to enter into a Directors Service Agreement with effect from August 1, 2015 (“Effective date”);

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE 1
ENGAGEMENT AND SERVICES

1.00     Duties:

1.01     Director will participate in all meetings of the Board of Directors of the Corporation and all meetings of any Committees or Sub-Committees to which Director is appointed and in addition will attend all General Meetings of the Corporation. If Director is unable to attend any meeting Director is requested to send apologies for absence.

1.02     In addition to Director’s duties under Clause 1.01 above Director may also be asked to attend other functions, meetings or events relating to the Corporation from time to time and, subject to your availability, may from time to time be consulted by the Chairman, CEO or other directors on matters to which Director’s experience, knowledge or skills are of relevance.  The services provided by the Director under Clause 1.01 and 1.02 are hereinafter referred to as the “Services”.

1.03     Director will undertake his duties to the best of his skill and ability and will discharge his responsibilities as a director of the Corporation in good faith in the interests of the Corporation, and in compliance with the statutory duties of a director.

1.04    Director will devote such time and attention as is necessary for the proper discharge of his responsibilities as a director and the effective performance of his duties but subject thereto will not be expected to devote more than twenty-five (25) hours in any period of three (3) months to his functions as a non-executive director.

ARTICLE 2
REMUNERATION OF CONSULTANT

2.01     Remuneration:

(a)	For purposes of this Agreement:

(1)
Transaction Monies means all monies received, and the total amount of any other readily realizable cash equivalents or other assets received, by the Corporation or any of its affiliates from third parties, in respect of any debt financing, equity financing, sale of assets or royalty interest, licensing fees or any other similar funding method including in consequence of any merger or sale of all or part of the Corporation’s business.

(2)	Threshhold Funding means the receipt of Transactions Monies in aggregate of at least million United States dollars (US$1,000,000).

(b) Subject to the provisions and conditions set out in this Section 2.01, the Corporation shall pay the Director a quarterly retainer of two thousand five hundred United States dollars (US$2,500) for up to twenty-five hours of Services per quarter, plus one hundred United States dollars ($100) per hour of Services provided in excess of twenty-five (25) hours per quarter for any special services specifically requested by Board.  Director will provide an itemized statement of Services provided and time expended for any quarter Director claims fees in excess of twenty-five (25) hours per quarter.

(c) Prior to receipt of Threshhold Funding, payments required to be made under this Section 2.01 shall be made as follows:

(1)
For the period August 1, 2015 to October 31, 2015 the Corporation shall pay the Director the sum of two thousand five hundred United States dollars (US$2500) to be satisfied seventy percent (70%) in common shares of Corporation at the lower of $0.00406 or the Conversion Price (as defined by The Vis Vires Promissory Note) at which The Vis Vires Promissory Note converts and thirty percent (30%) in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

(2)
For the period November 1, 2015 to January 31, 2016 the Corporation shall pay the Director for the value Services provided in that period to be satisfied seventy percent (70%) in common shares of Corporation at the lower of $0.00406 or the Conversion Price (as defined by The Vis Vires Promissory Note) at which The Vis Vires Promissory Note converts and thirty percent (30%) in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

(3)
For the period from February 1, 2016 the Corporation shall pay the Director for the value of Services provided in that period to be satisfied 70% in common shares of Corporation at the weighted average price of the new shares issued to non-related third parties after the Effective date (excluding shares issued under The Vis Vires Promissory Note) and 30% in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

The Corporation’s obligation to make payments under this Section 2.01(c) is contingent upon the Corporation receiving Threshhold Funding by November 20, 2016.

(d) Notwithstanding any other provision of this Section 2.01, once the Corporation has received Threshhold Funding all amounts due to the Director for Services provided from that date forward shall be payable in cash and shall be paid within five (5) business days of receipt of invoice from Director.

2.02     Expenses:  The Director shall be entitled to reimbursement for all travelling, entertainment and other expenses incurred by the Director on behalf of the Corporation in the course of the provision of services, upon production of appropriate receipts and invoices, forthwith after review and approval.

2.03     Stock Option:  At the sole discretion of the Board, the Director may be granted options to purchase common shares in the capital of the Corporation in accordance with any Incentive Stock Option Plan, and the current practice of the Corporation with respect to specific terms.

2.04     Review. The Director’s base compensation will be reviewed by the Board on an annual basis, and may, in the sole discretion of the Board, be increased.

ARTICLE 3
BENEFITS

3.01     Indemnity: Subject to limitations imposed by law, the Corporation shall indemnify and hold harmless the Director to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by them in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Director was or is a party or is threatened to be made a party by reason of the fact that the Director is or was a Director of the Corporation, or by reason of anything done or not done by the Director in any such capacity or capacities, provided that the Director acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner the Director reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.  The Corporation also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Director as a result of being called as a witness in connection with any matter involving the Corporation and/or any of its officers or directors.  The provisions of this Section 3.01 shall survive the termination or expiration of this Agreement.

 ARTICLE 4
TERMINATION OF AGREEMENT

4.01     Termination by Director or Corporation: The Director may terminate his engagement pursuant to this agreement by giving at least six (6) month’s advance notice in writing to the Corporation. The Corporation may terminate this agreement by giving the Director at least six (6) month’s advance notice in writing.

4.02     Termination by Corporation:  Upon any termination of this Agreement, other than termination by the Director under Article 4.01, including as a result of any proposed or actual bankruptcy or insolvency of the Corporation, the Corporation shall pay the Director all accrued compensation as set out in Article 2.  Upon termination, all of the Director’s entitlement to purchase common shares under existing stock options will immediately vest.

ARTICLE 5
TERM

5.01     Term: The initial term of this Agreement shall continue for a period of 3 years unless terminated in accordance with the provisions of this Agreement.  At the end of the initial term, this Agreement shall renew for successive one (1) year terms, subject to earlier termination in accordance with the terms of this Agreement, unless the Corporation or the Director delivers written notice to the other at least six (6) months prior to the expiration date of the then current term.

ARTICLE 6
MISCELLANEOUS PROVISION

6.01     Amendment and Waiver:  No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the parties from any provision of this Agreement is effective unless it is in writing and signed by the parties and then the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

6.02     Further Assurances:  The Director and the Corporation shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such further acts and documents as shall be reasonably required to accomplish the intention of this Agreement.

6.03     Applicable Law and Jurisdiction:  This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the State of Nevada and the courts of Nevada shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.  The Director and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of Nevada.

6.04     Prohibitive Provisions:  In the event that any provision or any part of any provision is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Agreement shall be construed as not containing such provision or part of such provisions and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof.  All other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

6.05     Notice Provisions:

(a)	Except as otherwise expressly provided herein, all notices shall be in writing and either delivered personally or by registered or certified mail, telex, telegram cable or telecopier.

(b)
Any notice that is delivered personally shall be effective when delivered and any notice which is delivered by telex, telecopier, cable or telegram shall be effective on the business day following the day of sending.

(c)	Any notice given by telex, telecopier, cable or telegram shall immediately be confirmed by registered or certified mail.

6.06 Entire Agreement:  This agreement supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject-matter hereof.  This agreement contains the final and entire understanding and agreement between the parties hereto with respect to the subject-matter hereof, and they shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, not herein contained with respect to the subject-matter hereof.

6.07     Independent Legal Advice:  The Director acknowledges that he has read and understands this agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

6.08     Binding Effect:  This Agreement and all of its provisions shall enure to the benefit of and be binding upon the parties, the successors and assigns of the Corporation and to the heirs, executors and administrators of the Director.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered as of the date first written above.

ENHANCE SKIN PRODUCTS INC.	FRODE BOTNEVIK

Donald Nicholson
Chief Executive